Exhibit 99.1

[Dick’s Sporting Goods Letterhead]

September 16, 2011

Ms. Beth E. Mooney

Chairman and Chief Executive Officer

Mr. Alexander M. Cutler

Lead Director and Chair of KeyCorp’s

    Nominating and Corporate Governance Committee

c/o KeyCorp

127 Public Square

Cleveland, OH 44114

Re:	Resignation from KeyCorp’s Board of Directors

Dear Beth and Sandy:

As we have discussed, over the past several months the increasing demands on my time as Chairman and Chief Executive Officer of Dick’s has made it difficult for me to attend KeyCorp Board and Committee meetings. I do not see that situation changing in the near future. Consequently, it is with regret that I have decided to resign as a KeyCorp Director. I do so with a strong belief in, and support of, Key and with confidence that Key is in excellent hands under Beth’s leadership.

I wish both of you and all the KeyCorp Directors the best.

Very truly yours,

/s/ Edward W. Stack

Edward W. Stack

Chairman & CEO

/vre